                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-40002

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and +
+                               may be changed.                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion. Dated July 20, 2000.

            Prospectus Supplement to Prospectus dated June 30, 2000.

                                  $250,000,000

                               Dean Foods Company
                                                               [Dean Foods Logo]
                            % Senior Notes due 2007

                                  -----------

  Dean Foods will pay interest on the notes on          and          of each
year. The first such payment will be made on         , 2001. The notes will be
issued only in denominations of $1,000 and integral multiples of $1,000.

  Dean Foods has the option to redeem all or a portion of the notes at any time. The redemption price will be based on the present value of the scheduled payments of principal and interest remaining at the time of redemption, plus accrued interest. The discount rate used will be based on a U.S. Treasury security having a remaining life to maturity comparable to the notes, plus 20 basis points. The redemption price will not be less than 100% of the principal amount of the notes to be redeemed.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                  Per Note Total
                                                                  -------- -----
Initial public offering price....................................     %     $
Underwriting discount............................................     %     $
Proceeds, before expenses, to Dean Foods.........................     %     $

  The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from        , 2000 and must
be paid by the purchaser if the notes are delivered after        , 2000.

                                  -----------

  The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on          , 2000.

Goldman, Sachs & Co.

            Banc of America Securities LLC

                        Banc One Capital Markets, Inc.

                                                           Chase Securities Inc.

                                  -----------

                  Prospectus Supplement dated         , 2000.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. These statements are generally accompanied by words like "intend," "anticipate," "believe," "estimate," "expect" or similar statements. Our actual results may differ materially from these statements. These risks, trends and uncertainties, which in some instances are beyond our control, include: risks associated with our acquisition strategy, adverse weather conditions resulting in poor harvest conditions, raw milk and resin costs, interest rate fluctuations, competitive pricing pressures, marketing and cost-management programs, changes in government programs and shifts in market demand. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of these forward-looking statements should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

    You should rely only on the information incorporated by reference or set forth in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are only offering the notes in states where such offer is permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of these documents.

                               DEAN FOODS COMPANY

    We are a leading U.S. dairy processor and distributor, producing a full line of branded and private label products, including fluid milk, cultured products, ice cream and extended shelf life products. We are also an industry leader in pickles, non-dairy coffee creamers, dips and refrigerated salad dressings.

    Our business segments are:

  . Dairy (fluid milk and cultured products, ice cream and extended shelf life products);

  .  Pickles (pickles, relishes and specialty items); and

  . Specialty (powdered products, and aseptic sauces and puddings, refrigerated salad dressings, and dips).

Dairy Segment

    We process raw milk and other raw materials into fluid milk and cultured products. We believe that we are one of the two largest fluid milk processors in the United States. Our fluid products category includes homogenized, low-fat and skim milk plus buttermilk, chocolate milk and juice products. Our dairy products include cottage cheese, yogurt and sour cream. We also produce and distribute organic dairy products.

    We sell our fluid milk and fresh cultured products to grocery store chains, convenience stores, smaller retail grocery outlets, warehouse club stores, grocery warehouses and institutional customers in the Midwest and Midsouth, in the Southeastern, Southwestern and Rocky Mountain states, Pennsylvania, New York, California and Mexico.

    We also sell our fluid milk and cultured dairy products in various areas under well-established labels such as Dean's, Alta-Dena, Barber's, Berkeley Farms, Coburg, Cream o'Weber, Creamland, Gandy's, Maplehurst, Mayfield, McArthur, Meadow Brook, Price's, Purity, Reiter, T.G. Lee, Verifine and Wengert's. We sell a significant portion of our fluid milk and cultured products under private labels.

    We produce packaged and bulk ice cream products which are sold through supermarkets, convenience stores, smaller retail grocery outlets, restaurants and other foodservice users. Our products include ice cream (regular, low-fat and non-fat), fruit sherbets, frozen yogurts, and novelties made with ice cream, sherbet and ices. We sell our products under a variety of regional brands including Dean's, Dean's Country Charm, Alta-Dena, Bud's of San Francisco, Barber's, Berkeley Farms, Creamland, Cream o'Weber, Gandy's, Price's, Purity, Fitzgerald, Fieldcrest, Mayfield, Reiter and Verifine. We also sell our ice cream and frozen desserts under numerous private labels. Our sales of ice cream and frozen dessert products are substantially greater during the summer months than during the rest of the year.

    We also process extended shelf life fluid, aerosol and other dairy products. Our extended shelf life products include whipping creams, half-and-half dairy creamers, aerosol whipped creams and non-dairy toppings, coffee creamers, flavored milks and lactose-reduced milks. Our extended shelf life products are distributed nationwide under Dean brands such as Dairy Pure, Dean Ultra and Easy 2%, as well as well known licensed national brands and private labels.

Pickles Segment

    We are one of the largest pickle processors and marketers in the United States with sales nationwide. We sell our pickles, relishes, pickled peppers and other assorted specialty items under several brand names, including Arnold's, Atkins, Aunt Jane's, Cates, Dailey, Heifetz, Paramount, Peter Piper, Rainbo, Roddenbery, Schwartz's and Steinfeld's. Our branded and private label products are marketed and distributed to retail grocery store chains, wholesalers and the foodservice industry and in bulk to other food processors.

    We also sell a number of specialty sauces, including shrimp, seafood, tartar, horseradish, chili and sweet and sour sauces to retail grocers in the Eastern, Midwestern and Southern United States. We sell these products under the Bennett's and Hoffman House brand names.

Specialty Segment

    In our Specialty Segment, we produce and sell a variety of products including non-dairy coffee creamers, aseptic products, snack dips, refrigerated salad dressings, and nutritional beverages. We sell most of these products under various private labels in the foodservice and retail channels. We sell branded refrigerated salad dressing under the Marie's label and snack dips and sour creams under the Dean's, King, Rod's and Imo brands in the retail channel. We also operate a trucking business hauling less-than-truckload freight, concentrating primarily on refrigerated and frozen products.

                              RECENT DEVELOPMENTS

    Acquisitions have been an important factor in our growth strategy. We generally focus on food companies which have a well-established reputation for quality products and services, offer complementary products and services, or provide additional production and distribution facilities.

    During fiscal year 2000, we acquired the following businesses:

  . Steinfeld's Products Company, Portland, Oregon, a regional processor and distributor of pickles and other condiments;

  . a minority interest in White Wave, Inc., Boulder, Colorado, a processor and national marketer of soyfoods including soymilk; and

  . Dairy Express, Inc., Philadelphia, Pennsylvania, a distributor of dairy products.

    On June 27, 2000, we purchased the Nalley's pickles business from Agrilink Foods, Inc. Nalley's processes pickles, pepper and relish products which are distributed throughout the Pacific Northwest.

    On July 10, 2000, we purchased Land O'Lakes' Upper Midwest fluid milk operations. We also announced an agreement to form a joint venture with Land O'Lakes to market and license certain value-added fluid and cultured dairy products to further expand and leverage the Land O'Lakes brand name nationwide. Land O'Lakes' fluid milk operation processes a full line of fluid milk, yogurt, cream, sour cream and cottage cheese which are distributed in Minnesota, Wisconsin, North Dakota and South Dakota.

    Barbara A. Klein was elected Vice President, Finance and Chief Financial Officer, effective June 1, 2000. Ms. Klein was most recently Vice President and Corporate Controller of Ameritech Corporation.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the notes for general corporate purposes, including repayment of outstanding commercial paper. At July 14, 2000, we had outstanding approximately $454 million of commercial paper, the proceeds of which were used for general corporate purposes, including acquisitions and the repayment of our short-term notes and revolving credit maturities. The commercial paper notes bear interest at rates ranging from 6.4% to 7.0%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial information for Dean Foods with respect to each year in the five-year period ended May 28, 2000 is derived from and should be read in conjunction with the audited consolidated financial statements of Dean Foods.

                                            Years Ended May,
                         -------------------------------------------------------
                            2000       1999        1998       1997       1996
                         ---------- ----------  ---------- ---------- ----------
                                (In thousands except per share amounts)
Statement of Operations
 Data:
Net sales..............  $4,065,636 $3,755,148  $2,735,834 $2,460,563 $2,240,517
Cost of products sold..   3,104,218  2,941,170   2,105,849  1,901,791  1,757,810
Delivery, selling and
 administrative
 expenses..............     732,728    642,535     467,466    420,101    380,861
Plant closure charges..       6,078     18,105         --         --     102,439
                         ---------- ----------  ---------- ---------- ----------
Operating earnings
 (loss)................     222,612    153,338     162,519    138,671       (593)
Interest expense, net
 of interest income....      49,338     38,041      18,789     14,142     14,993
                         ---------- ----------  ---------- ---------- ----------
Income (loss) from
 continuing operations
 before income taxes...     173,274    115,297     143,730    124,529    (15,586)
Provision for income
 taxes.................      67,156     44,966      55,750     50,541      1,279
                         ---------- ----------  ---------- ---------- ----------
Income (loss) from
 continuing operations.     106,118     70,331      87,980     73,988    (16,865)
Discontinued
 operations, net of
 taxes:
  Income (loss) from
   discontinued
   operations..........         --      (2,929)     18,322     12,716    (32,823)(2)
  Gain on sale of
   discontinued
   operations (1)......         --      83,820         --         --         --
                         ---------- ----------  ---------- ---------- ----------
  Total discontinued
   operations, net of
   taxes...............         --      80,891      18,322     12,716    (32,823)
                         ---------- ----------  ---------- ---------- ----------
Net income (loss)......  $  106,118 $  151,222  $  106,302 $   86,704 $  (49,688)
                         ========== ==========  ========== ========== ==========
Diluted income (loss)
 per share:
Income (loss) from
 continuing operations.  $     2.77 $     1.74  $     2.13 $     1.83 $    (0.42)
Income (loss) from
 discontinued
 operations............         --       (0.07)       0.44       0.32      (0.82)(2)
Gain on sale of
 discontinued
 operations (1)........         --        2.07         --         --         --
                         ---------- ----------  ---------- ---------- ----------
Net income (loss)......  $     2.77 $     3.74  $     2.57 $     2.15 $    (1.24)
                         ========== ==========  ========== ========== ==========
Diluted weighted
 average common shares
 outstanding...........      38,311     40,482      41,395     40,377     40,140
Cash dividends per
 share.................  $      .88 $      .84  $      .80 $      .76 $      .72


Balance Sheet Data (at
 the end of period):
Working capital........  $  151,286 $  142,652  $   67,324 $   64,988 $   24,649
Total assets...........   2,003,542  1,911,876   1,607,189  1,133,680  1,131,625
Long-term obligations..     758,725    631,286     558,233    208,931    217,984
Total shareholders'
 equity................     657,685    716,414     619,266    567,681    507,692

--------
(1) Represents a gain on the sale of our vegetables business in September, 1998.
(2) Includes a $47.6 million pre-tax charge ($32.8 million after-tax) related to the adoption of a plan to reduce costs, rationalize production capacity and provide for severance and environmental costs in the vegetables segment.

                                 CAPITALIZATION

    The following table sets forth Dean Foods' consolidated capitalization at May 28, 2000, and as adjusted to give effect to the application of the estimated net proceeds ($248.4 million), before expenses, from the sale of the notes offered hereby and the incurrence of $203 million of commercial paper to finance the acquisition of the Nalley's pickles business and Land O'Lakes' Upper Midwest fluid milk operations.

                                                      May 28, 2000
                                                  ----------------------
                                                                  As
                                                    Actual     Adjusted
                                                  ----------  ----------
                                                     (In Thousands)
Short-term debt:
  Notes payable to banks......................... $      --   $      --
  Current portion of long-term debt..............      3,603       3,603
                                                  ----------  ----------
    Total short-term debt........................      3,603       3,603
Long-term debt:
  Revolving credit facility......................        --          --
  Commercial paper...............................    267,811     222,411 (a)(b)
  6 5/8% Senior Notes due 2009...................    199,844     199,844
  Other long-term obligations, excluding current
   portion.......................................    291,070     291,070
  Senior Notes offered hereby....................        --      250,000 (a)
                                                  ----------  ----------
    Total long-term debt.........................    758,725     963,325
Shareholders' equity:
  Common stock ($1 par value, 150,000,000 shares
   authorized, 42,364,508 shares issued).........     42,365      42,365
  Capital in excess of par value.................     65,172      65,172
  Retained earnings..............................    803,096     803,096
  Cumulative translation adjustment..............       (361)       (361)
  Less-treasury stock, at cost (6,879,155
   shares).......................................    252,587     252,587
                                                  ----------  ----------
    Total shareholders' equity...................    657,685     657,685
                                                  ----------  ----------
Total capitalization............................. $1,420,013  $1,624,613
                                                  ==========  ==========

--------
(a) On June 27, 2000, we purchased the Nalley's pickles business from Agrilink Foods, Inc. On July 10, 2000, we purchased Land O'Lakes' Upper Midwest fluid milk operations. $203 million of commercial paper was issued to finance these two acquisitions and is reflected in the as adjusted column. The net proceeds, before expenses, of this offering will be used to repay approximately $248.4 million of outstanding commercial paper.
(b) The commercial paper is classified as long-term debt since we have the ability under the revolving credit facility, and the intent, to maintain these obligations for more than one year.

                              DESCRIPTION OF NOTES

    The notes will be issued under the senior indenture dated as of January 15, 1998, between Dean Foods and The Bank of New York, as trustee. A copy of the senior indenture has been filed as an exhibit to the registration statement. The following is a summary of certain provisions of the senior indenture and does not purport to be complete. You should read the senior indenture for a complete statement of such provisions. Certain capitalized terms used below are defined in the senior indenture and have the meanings given them in the senior indenture.

General

    The notes will be:

  .  Unsecured general obligations of Dean Foods

  .  Limited to $250 million principal amount

  .  Issued in book-entry form only

    The notes will mature on         , 2007.

    The notes will bear interest from         , 2000, or from the most recent
interest payment date to which interest has been paid or provided for, at the
rate of     % per annum, payable semiannually on      and       , beginning
      , 2001. Interest will be paid to the persons in whose names the notes are
registered at the close of business on the preceding       and       ,
respectively.

    Principal and interest will be payable, and the notes will be transferable and exchangeable, at the office or agency of Dean Foods maintained for such purpose in New York, New York. The Global Note will be exchangeable only in the manner and to the extent set forth under "Book-Entry System." Except in the case of any Global Note deposited in the Depositary's Same-Day Funds Settlement System, payment of interest may be made at our option by mailing a check to the registered holders of the notes. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Bank of New York. The notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

    The notes are Senior Securities as described in the prospectus, that will be issued under the senior indenture and will constitute a separate series for purposes of the senior indenture which is described more fully in the accompanying prospectus. The covenants contained in Sections 3.5 and 3.6 of the senior indenture relating to limitations on liens and limitation on sale and lease-back transactions, respectively, and the provisions of Article Ten of the senior indenture relating to defeasance and covenant defeasance will be applicable to the notes.

    The notes will be obligations of Dean Foods exclusively. Because we conduct substantially all of our business through our subsidiaries, our ability to meet our obligations under the notes and our other indebtedness will be dependent on the earnings and cash flow of our subsidiaries and the ability of our subsidiaries to pay dividends and to advance funds to Dean Foods. In addition, our rights and the rights of our creditors and securities holders, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors, except to the extent that Dean Foods may itself be a creditor with recognized claims against that subsidiary. Except with respect to the covenants "Limitations on Liens" and "Limitations on Sale and Lease-Back Transactions" contained in the senior indenture described in the accompanying prospectus, the senior indenture does not restrict or limit the ability of any subsidiary to incur, create, assume or guarantee indebtedness or encumber its assets or properties.

    At July 14, 2000, we had approximately $943 million aggregate principal amount of outstanding Senior Indebtedness and no outstanding subordinated indebtedness. At July 14, 2000, our subsidiaries had approximately $27 million of outstanding indebtedness, approximately $22 million of which was guaranteed by Dean Foods and constituted Senior Indebtedness.

Optional Redemption

    The notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued interest to the redemption date:

  .  100% of the principal amount of the notes to be redeemed; or

  . as determined by a Reference Treasury Dealer (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points.

    The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

    "Adjusted Treasury Rate" means, for any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

    "Comparable Treasury Price" means, for any redemption date, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all the Quotations.

    "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Banc of America Securities LLC, Banc One Capital Markets, Inc., and Chase Securities Inc. and their respective successors and any other primary U.S. Government securities dealer in New York City selected by the trustee after consultation with us.

    "Reference Treasury Dealer Quotation" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed.

    On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by any method as the trustee shall deem fair and appropriate.

    Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

    The notes will not be entitled to the benefit of a sinking fund.

Book-Entry System

    We will issue the notes in the form of one or more fully registered global securities (collectively, the "Global Note"). We will deposit the Global Note with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and will register it in the name of the Depositary's nominee. Except as set forth below, the Global Note may be transferred only to another nominee of the Depositary or to a successor depositary or its nominee.

    The Depositary has advised the Underwriters and us as follows:

    The Depositary is a limited-purpose trust company created to hold securities for its participating organizations. The Depositary also facilitates the clearance and settlement of transactions in those securities among participants through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to indirect participants such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

    Pursuant to procedures established by the Depositary:

      (1) upon deposit of the Global Note, the Depositary will credit the accounts of its participants for purchases of notes (notes must be purchased by or through participants); and

      (2) ownership of interests in the Global Note will be shown on, and the transfer of ownership of interests will be effected only through, the records of participants and indirect participants.

    Owners of interests in the Global Note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of the notes under the Indenture for any purpose. They will not receive written confirmation from the Depositary of their purchase of an interest in the Global Note. The participant or indirect participant through which beneficial owners purchased their interests should give written confirmations to them providing details of the transactions, as well as periodic statements of their holdings.

    The Depositary registers all notes deposited by participants in the name of the Depositary's partnership nominee, Cede & Co. This facilitates subsequent transfers but does not have any effect on beneficial ownership. The records of the Depositary only identify the participants to whose accounts the notes are credited. These may or may not be the beneficial owners. The Depositary has no knowledge of the actual beneficial owners of the notes. The participants and indirect participants will remain responsible for keeping account of their holders on behalf of their customers.

    Arrangements among the Depositary, participants, indirect participants and beneficial owners of interests in the notes will govern the conveyance of notices and other communications among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, the Depositary will mail an omnibus proxy to us as soon as possible after a record date for a consent solicitation. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

    We will make principal and interest payments on the notes to the Depositary. The Depositary's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Participants and indirect participants will be responsible for all payments to beneficial owners of interests in the notes. These payments will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." The Depositary, the trustee and Dean Foods are not responsible for those payments, subject to any statutory or regulatory requirements as may be in effect from time to time. The Depositary is responsible for disbursing payments of principal and interest from us or the trustee to participants. Participants are responsible for disbursing these payments to indirect participants who clear through or maintain a custodial relationship with them. Participants and indirect participants are responsible for disbursing these payments to the beneficial owners of interests in the notes.

    The Global Note will be exchangeable for notes in definitive form of like terms if:

      (1) the Depositary notifies us that it is unwilling or unable to continue as depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days after the occurrence of the Depositary's ineligibility;

      (2) in our discretion at any time, we determine not to have all of the notes represented by the Global Note and notify the trustee; or

      (3) an Event of Default has occurred and is continuing with respect to the notes.

If the Global Note is exchangeable as a result of one of these conditions, it will be exchangeable for notes issuable in authorized denominations and registered in the names specified by the Depositary holding the Global Note. The Global Note is not otherwise exchangeable, except for a note or notes of the same aggregate denominations to be registered in the name of the Depositary or its nominee or in the name of a successor depositary or its nominee.

    Except as provided above, (1) owners of beneficial interest in a Global Note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the Indenture and (2) no notes represented by a Global Note will be exchangeable. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary (and if that person is not a participant, on the procedures of the participant through which that person owns its interest) to exercise any rights of a Holder under the Indenture or the Global Note.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Note.

                                  UNDERWRITING

    Dean Foods and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                                Principal Amount
                            Underwriters                            of Notes
                            ------------                        ----------------
      Goldman, Sachs & Co......................................   $
      Banc of America Securities LLC...........................
      Banc One Capital Markets, Inc............................
      Chase Securities Inc.....................................
                                                                  ------------
        Total..................................................   $250,000,000
                                                                  ============

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be
sold at a discount from the initial public offering price of up to   % of the
principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to    % of the principal
amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    The notes are a new issue of securities with no established trading market. Dean Foods has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Dean Foods estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $415,000.

    Dean Foods has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with Dean Foods and its affiliates.

                                 LEGAL MATTERS

    The validity of the notes will be passed upon for us by Kirkland & Ellis, Chicago, Illinois, and for the underwriters by Sidley & Austin, Chicago, Illinois.

PROSPECTUS

                              Dean Foods Company

                                 $650,000,000

                Debt Securities, Common Stock, Preferred Stock,
                    Debt Warrants and Common Stock Warrants

                               ----------------

    We will use this prospectus to offer and sell securities from time to time. These may include:

  . unsecured senior debt securities

                                         . warrants to purchase common stock

  . unsecured subordinated debt securities

                                         . warrants to purchase debt
  . common stock                           securities


  . preferred stock                      . units consisting of any combination
                                           of these securities

    We will provide the specific terms and conditions of these securities in supplements to this prospectus prepared in connection with each offering of securities. These terms and conditions may include:

  In the case of any securities:

                                 In the case of debt securities:

  . price

                                 .interest rate             In the case of
                                                            warrants:

  . size of offering


                                 .maturity
                                                            .expiration date

  . underwriting discounts and commissions

                                 .original issue discount
                                                            .exercise price


                                 . redemption or repayment prior to maturity
                                                            . conditions to
                                                              exercisability

                                 .subordination provisions

                                 .additional covenants

                                 .conversion ratios

    The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

                               ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is June 30, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About this Prospectus.....................................................   2
Where You Can Find More Information.......................................   3
Special Note on Forward-Looking Statements................................   4
Dean Foods Company........................................................   4
Use of Proceeds...........................................................   4
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and
 Preferred Stock Dividends................................................   5
Description of Debt Securities............................................   6
Description of Common Stock...............................................  15
Description of Preferred Stock............................................  20
Description of Debt Warrants..............................................  24
Description of Stock Warrants.............................................  25
Plan of Distribution......................................................  26
Legal Matters.............................................................  27
Experts...................................................................  27

                               ----------------

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which is known as the SEC, using a shelf registration process. Under this shelf registration process, we may sell:

  .unsecured senior debt securities

                                          .warrants to purchase common stock

  .unsecured subordinated debt securities

                                          .warrants to purchase debt
                                           securities

  .common stock

                                          . units consisting of any
  .preferred stock                          combination of these securities

    We may sell these securities in one or more offerings up to a total dollar amount of $650,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and the applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

    The registration statement of which this prospectus is a part (including the exhibits) contains additional important information about our company and the securities offered under this prospectus. Specifically, the legal documents that control the terms of any securities offered by this prospectus are or will be filed with the SEC as exhibits to the registration statement. That registration statement can be read at the internet web site of the SEC or at the SEC offices mentioned under the heading "Where You Can Find More Information."

    We may sell the securities to or through underwriters or dealers and may also sell the securities directly to other purchasers or through agents. Please refer to "Plan of Distribution." The applicable prospectus supplement will contain the names of any underwriters, dealers or agents involved in the sale of any securities and any applicable fee, commission or discount arrangements with them.

    This prospectus may not be used to consummate sales of any securities unless it is accompanied by a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facilities at:

  .450 Fifth Street, N.W., Washington, D.C. 20549

  .7 World Trade Center, Suite 1300, New York, New York 10048

  .Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
   60661-2511

    You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    Our SEC filings are also available to the public over the internet on the web site of the SEC at http://www.sec.gov and at the office of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should also be aware that any information that we file subsequently with the SEC will automatically update this prospectus (that is, the information will be incorporated by reference into this prospectus). We incorporate by reference:

  . our Annual Report on Form 10-K for the year ended May 30, 1999;

  . our Quarterly Reports on Form 10-Q for the periods ended August 29,
    1999, November 28, 1999 and February 27, 2000;

  .our Current Reports on Form 8-K dated February 18, 2000 and May 24, 2000;

  . our Registration Statement on Form 8-A filed with the SEC on August 4,
    1998 relating to the preferred stock purchase rights associated with our Common Stock;

  . our Proxy Statement for our 1999 annual meeting of stockholders filed with the SEC on August 20, 1999; and

  . any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus.

    You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

                            Dean Foods Company
                            3600 North River Road
                            Franklin Park, Illinois 60131
                            (847) 678-1680
                         Attention: Corporate Secretary

    You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where such offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. These statements are generally accompanied by words like "intend," "anticipate," "believe," "estimate," "expect" or similar statements. Our actual results may differ materially from these statements. These risks, trends and uncertainties, which in some instances are beyond our control, include: risks associated with our acquisition strategy, adverse weather conditions resulting in poor harvest conditions, raw milk and resin costs, interest rate fluctuations, competitive pricing pressures, marketing and cost-management programs, changes in government programs and shifts in market demand. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of these forward-looking statements should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

                               DEAN FOODS COMPANY

    We are a leading U.S. dairy processor and distributor, producing a full line of branded and private label products, including fluid milk, cultured products, ice cream and extended shelf life products which are sold under the Dean's brand name and other regional brand names. Dean's dips and Marie's refrigerated salad dressings are the leading brand names in their respective categories. We are also an industry leader in pickles and non-dairy coffee creamers.

    Our business segments are:

  .Dairy (fluid milk and cultured products, ice cream and extended shelf life products);

  .Pickles (pickles, relishes and specialty items); and

  . Specialty (powdered products, and aseptic sauces and puddings, refrigerated salad dressings, and dips).

    A significant portion of our products are sold under private labels. We also operate a trucking business hauling less-than-truckload freight, concentrating primarily on refrigerated products. We conduct substantially all of our business through our subsidiaries.

    The predecessor to our company was incorporated in Illinois in 1925. Our principal office is located at 3600 North River Road, Franklin Park, Illinois 60131, and our telephone number is (847) 678-1680.

                                USE OF PROCEEDS

    Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and capital expenditures. A description of any indebtedness to be refinanced with the proceeds from the sale of the securities will be set forth in the applicable prospectus supplement. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in short-term or marketable securities.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated.

                                  Thirty-Nine Weeks   Fiscal Year Ended May,
                                        Ended       ---------------------------
                                  February 27, 2000 1999 1998 1997 1996(a) 1995
                                  ----------------- ---- ---- ---- ------- ----
   Ratio of earnings to fixed
    charges......................       3.8x        3.2x 5.5x 6.3x  0.4x   6.0x
   Ratio of earnings to fixed
    charges and preferred stock
    dividends....................       3.8x        3.2x 5.5x 6.3x  0.4x   6.0x

--------
(a) The fiscal 1996 ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends include a $102.4 million special charge ($64.9 million after taxes), resulting in a fixed charge coverage deficiency of $15.6 million.

    For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings are the sum of:

  .pre-tax income from continuing operations; and

  .fixed charges.

    For purposes of calculating both ratios, fixed charges are the sum of:

  .net interest expense;

  .amortized discounts and financing costs related to indebtedness; and

  . our estimate of the interest component included within rental expense, which we believe to be approximately one-third of operating rental expenses.

    Additionally, for purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends are included in the denominator of the ratio on a pre-tax basis. Currently, we have no outstanding preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue senior debt securities in one or more series (each of which we refer to as a "series") under an indenture dated as of January 15, 1998, as supplemented from time to time (the "senior indenture"), between us and The Bank of New York, as trustee (the "senior trustee"), and subordinated debt securities in one or more series under an indenture dated as of January 15, 1998, as supplemented from time to time (the "subordinated indenture"), between us and a trustee to be named prior to an offering of subordinated debt securities (the "subordinated trustee"). The forms of the senior indenture and the subordinated indenture (which we refer to collectively as the "indentures" and individually as an "indenture") are filed as exhibits to the registration statement. We have summarized selected provisions of the indentures below. The summary set forth below is not complete. It does not describe some exceptions and qualifications contained in the indentures or the debt securities. If you would like more information on the provisions of the indentures you should review the indentures which we have incorporated by reference as exhibits to the registration statement relating to the debt securities.

    References to article and section numbers of the indentures are included in the summary so that you can easily locate the provisions being summarized. The indentures are substantially identical, except for certain covenants of ours in the senior indenture and provisions relating to subordination and conversion contained only in the subordinated indenture.

    The debt securities will be obligations of Dean Foods exclusively. Because we conduct substantially all of our business through subsidiaries, our ability to meet our obligations under the debt securities and other indebtedness will be dependent on the earnings and cash flow of our subsidiaries and the ability of our subsidiaries to pay dividends and to advance funds to us. In addition, our rights and the rights of our creditors and securities holders, including the holders of the debt securities, to the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Except with respect to the covenants "Limitations on Liens" and "Limitations on Sale and Lease-Back Transactions" contained in the senior indenture described below, neither the senior indenture nor the subordinated indenture restricts or limits the ability of any subsidiary to incur, create, assume or guarantee indebtedness or encumber its assets or properties. At May 28, 2000, our subsidiaries had approximately $27 million of outstanding indebtedness. We have guaranteed approximately $22 million of this subsidiary indebtedness, which for this reason would have constituted senior indebtedness.

    At May 28, 2000, we had approximately $757 million aggregate principal amount of senior indebtedness outstanding (including subsidiary debt we have guaranteed) and no subordinated indebtedness outstanding.

General

    The indentures do not limit the amount of debt securities that we can issue and provide that debt securities of any series may be issued up to the aggregate principal amount which we may authorize from time to time. The indentures also do not limit the amount of other indebtedness or securities which we may issue, other than in the case of the senior indenture limiting secured indebtedness as described below. All senior debt securities will be unsecured and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. All subordinated debt securities will be unsecured and will be subordinated in right of payment to the prior payment in full of senior indebtedness (which term includes the senior debt securities) as described below under "Provisions Applicable Solely to Subordinated Securities--Subordination." The trustee will authenticate and deliver debt securities as described in the applicable indenture.

    A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

  . the title of the debt securities and classification as senior debt securities or subordinated debt securities;

  . any limit upon the aggregate principal amount of the offered debt securities;

  . the currency or currency units based on or relating to currencies in which the offered debt securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable;

  . any index used to determine the amount of payment of principal of, and any premium and interest on, the offered debt securities;

  . the date or dates (or method to determine them) on which the principal of the offered debt securities will be payable;

  . the rate or rates (or method to determine them) at which the offered debt securities will bear interest, if any, the date or dates from which any interest will accrue and on which interest will be payable, and the record dates for the determination of the holders to whom interest is payable;

  . if other than as set forth in this prospectus, the place or places where the principal of and interest, if any, on the offered debt securities will be payable;

  . the price or prices at which, the period or periods within which and the terms and conditions upon which offered debt securities may be redeemed, in whole or in part, at our option;

  . our obligation, if any, to redeem, repurchase or repay offered debt securities, whether pursuant to any sinking fund or other provisions or at the option of a holder thereof;

  . whether the offered debt securities are convertible into any other securities and, if so, on what terms and conditions;

  . whether the offered debt securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee;

  . whether the offered debt securities will be issuable in registered form or bearer form and, if the offered debt securities are issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of offered debt securities in bearer form;

  . whether and under what circumstances we will pay additional amounts on offered debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

  . any additional event of default; and

  . any other terms or conditions not inconsistent with the provisions of the applicable indenture upon which the offered debt securities will be offered. (Section 2.3) "Principal" includes, when appropriate, the premium, if any, on the offered debt securities.

    Each series of debt securities will be a new issue with no established trading market. Therefore, we can give no assurance that there will be a liquid trading market for the debt securities. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

    Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to these discounted debt securities (or to other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

    The debt securities may be denominated in United States dollars, or in any other currency or currency unit. If we sell any of the debt securities for any foreign currency or currency unit or if principal, premium, if any, and interest on any of the debt securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and the foreign currency or currency unit will be set forth in the prospectus supplement relating to those debt securities.

Form and Exchange of the Debt Securities

    We will issue all of the debt securities in either fully registered form without coupons or in unregistered form with or without coupons. We may also issue the debt securities in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depository, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole among the depository for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe

  . any circumstances when beneficial owners of any of those global securities may exchange their interests for definitive debt securities of that series with similar terms and principal amount in any authorized form and denomination,

  .the manner of payment of principal and interest on those global debt securities and

  .the specific terms of the depository arrangement with respect to those global debt securities.

    Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable at the office or agency we maintain for that purpose. Debt securities may also be registered for transfer or exchange at that office or agency. At our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Section 2.7) No service charge will be made for any exchange or registration of transfer of the debt securities, but we may require payment of a sum sufficient to cover any tax or other government charge. (Section 2.8)

Reports to the Trustee

    We are required to provide the trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of each indenture and that no default exists or, if we know of a default, we must identify it. (Section 4.08)

    We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may be applicable, in connection with any obligation of ours to purchase offered debt securities at the option of the holders of those securities. Any such applicable obligation and tender offer rules will be described in the applicable prospectus supplement.

    Unless otherwise described in a prospectus supplement relating to any offered debt securities, there are no covenants or provisions contained in either indenture which may afford the holders of offered debt securities protection in the event of a highly leveraged transaction involving us, except to the limited extent described under "Limitations on Liens" and "Limitation on Sale and Lease-Back Transactions" in the senior indenture and "Consolidation, Merger, Sale or Conveyance" in the indentures as described below. These covenants or provisions are not subject to waiver by our board of directors without the consent of the holders of not less than a majority in principal amount of senior debt securities of each series or subordinated debt securities of each series, as applicable. For more information please refer to "Modification of Indenture" below.

Provisions Applicable Solely to Senior Debt Securities

    Limitations on Liens. The senior indenture provides that, so long as any of the senior debt securities of a series remain outstanding, unless the terms of the series provide otherwise, we will not and will not permit any Consolidated Subsidiary to issue, assume or guarantee any indebtedness for money borrowed ("indebtedness") that is secured by a mortgage, pledge, security interest or other lien (a "lien") upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns a Principal Property unless

  . we secure the senior debt securities equally and ratably with (or prior to) any and all other obligations and indebtedness secured by that lien, or

  . the aggregate amount of all the indebtedness secured by the lien on us and our Consolidated Subsidiaries then outstanding, together with all Attributable Debt in respect of sale and lease-back transactions existing at that time, would not exceed 15% of the Consolidated Net Tangible Assets of Dean Foods, with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below.

    The above limitation will not apply to some types of permitted liens. Therefore, the indebtedness secured by those permitted liens is excluded in computing indebtedness for purposes of this limitation. These permitted liens include:

  . liens existing as of the date of the issuance of senior debt securities of any series;

  . liens on property or assets of, or any shares of stock or securing indebtedness of, any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

  . liens on property, assets, shares of stock or securing indebtedness existing at the time of an acquisition, including an acquisition through merger or consolidation, and liens to secure indebtedness incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction and commencement of the operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost of that property;

  . liens to secure specified types of development, operation, construction, alteration, repair or improvement costs;

  . liens in favor of, or which secure indebtedness owing to, us or a Consolidated Subsidiary;

  . liens in connection with government contracts, including the assignment of moneys due or to come due on those contracts;

  . certain types of liens in connection with legal proceedings to the extent those proceedings are being contested in good faith;

  . certain types of liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics', materialmans', carriers' or other similar liens;

  . liens on property securing obligations issued by a domestic governmental issuer to finance the cost of an acquisition or construction of that property; and

  . extensions, substitutions, replacements or renewals of the foregoing if the principal amount of the indebtedness secured thereby is not increased and is not secured by any additional assets. (Section 3.5 of the senior indenture).

    Limitation on Sale and Lease-Back Transactions. The senior indenture provides that, so long as any of the senior debt securities of a series remain outstanding, unless the terms of that series provide otherwise, neither we nor any Consolidated Subsidiary may enter into any arrangement with any person (other than ourselves) where we or a Consolidated Subsidiary agree to lease any Principal Property which has been or is to be sold or transferred more than 120 days after the Principal Property has been owned by us or a Consolidated Subsidiary and completion of construction and commencement of full operation thereof, by us or a Consolidated Subsidiary to that person (a "Sale and Lease-Back Transaction"). This covenant does not apply to leases of a Principal Property for a term of less than three years. (Sections 3.5 and 3.6 of the senior indenture)

    This limitation also does not apply to any Sale and Lease-Back Transaction if

  . the net proceeds to us or a Consolidated Subsidiary from the sale or transfer equal or exceed the fair value, as determined by our board of directors, of the Principal Property so leased,

  . we or the Consolidated Subsidiary could incur indebtedness secured by a lien on the Principal Property to be leased pursuant to the terms discussed in "Limitation on Liens" above in an amount equal to the Attributable Debt with respect to the Sale and Lease-Back Transaction without equally and ratably securing the senior debt securities, or

  . we, within 120 days after the effective date of the Sale and Lease-Back
    Transaction, apply an amount equal to the fair value as determined by our board of directors of the Principal Property so leased to:

    .the retirement of our Funded Debt, which may include debt securities;
     or

    .the acquisition of additional real property. (Section 3.6 of the senior indenture).

    Certain Definitions. The terms set forth below are defined in the indentures as follows:

      "Attributable Debt," in respect of the Sale and Lease-Back Transactions described above, means as of any particular time, the present value, discounted at the Composite Rate (as defined in the senior indenture), of the obligation of a lessee for rental payments during the remaining term of any lease, including any period for which that lease has been extended or may, at the option of the lessor, be extended. Sale and Lease-Back Transactions with respect to facilities financed with specified tax exempt securities are excepted from the definition. (Section 1.1 of the senior indenture)

      "Consolidated Net Tangible Assets" means the aggregate amount of assets, reduced by applicable reserves and other properly deductible items, after deducting

  . all current liabilities, excluding any current liabilities constituting
    Funded Debt because it is extendible or renewable, and

  . all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles,

  all as set forth on the books and records of Dean Foods and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Section 1.1 of the senior indenture)

      "Consolidated Subsidiary" means a subsidiary of Dean Foods, the accounts of which are consolidated with those of Dean Foods in accordance with generally accepted accounting principles. (Section 1.1 of the senior indenture)

      "Funded Debt" means all indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less

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

  than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower, excluding obligations under any capital leases. When determining "Funded Debt," indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary. (Section 1.1 of the senior indenture)

      "Principal Property" means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by Dean Foods or any Consolidated Subsidiary, and in each case the net book value of which as of that date exceeds 2% of the Consolidated Net Tangible Assets of Dean Foods as shown on the consolidated balance sheet contained in our latest filing with the SEC, other than any such land, building, structure or other facility or portion thereof which is a pollution control facility, or which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

Provisions Applicable Solely to Subordinated Debt Securities

    Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness of Dean Foods to the extent set forth in the subordinated indenture. If we default in the payment of any principal of or premium or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of the default to us by the holders of the senior indebtedness or any trustee therefor and subject to our rights to dispute the default and subject to proper notification of the trustee, unless and until the default has been cured or waived or has ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of the subordinated debt securities other than those made in our capital stock (or cash in lieu of fractional shares thereof). (Sections 13.1, 13.4 and 13.5 of the subordinated indenture)

    "Senior indebtedness" means:

  . indebtedness or obligations (other than the subordinated debt securities) of, or guaranteed or assumed by, us for borrowed money which is evidenced by bonds, debentures, notes, or other similar instruments unless, by the terms of the indebtedness or obligation it is provided that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities; and

  . any amendments, renewals, extensions, modifications and refinancings of this indebtedness or these obligations. (Section 1.1 of the subordinated indenture).

    If:

  . without our consent a court enters an order for relief with respect to us under the United States federal bankruptcy laws or a judgment, order or decree adjudging us a bankrupt or insolvent, or enters an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal or state bankruptcy or insolvency laws; or

  . we institute proceedings for the entry of an order for relief under the United States federal bankruptcy laws or for an adjudication of insolvency, or we consent to the institution of bankruptcy or insolvency proceedings against us, or we file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or consent to the filing of such a petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we make a general assignment for the benefit of creditors;

then all senior indebtedness (including any interest accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the subordinated debt securities. If this occurs, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the subordinated debt securities, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all senior indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise, not taking into account the subordination provisions, be payable or deliverable in respect of the subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among those holders until all senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

    As a result of this subordination, if we are insolvent, holders of senior indebtedness may receive more, ratably, than holders of the subordinated debt securities. In addition, other creditors of ours who are not holders of subordinated debt securities or holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than holders of subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

    Conversion. The subordinated indenture may provide for a right of conversion of subordinated debt securities into common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible subordinated debt securities unless otherwise provided in the applicable prospectus supplement.

    The holder of any convertible subordinated debt securities will have the right exercisable at any time prior to maturity to convert the subordinated debt securities into shares of common stock at the conversion price or conversion rate set forth in the applicable prospectus supplement, subject to adjustment, unless we previously redeem or otherwise purchase those debt securities. (Sections 12.3 and 14.2 of the subordinated indenture) If a subordinated debt security is called for redemption, the holder may convert it until the close of business on the redemption date. The holder of convertible debt subordinated securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 14.2 of the subordinated indenture)

    In some situations, the conversion price or conversion rate will be subject to adjustment as set forth in the subordinated indenture. These events include:

  . the issuance of shares of our common stock as a dividend or distribution on the common stock;

  . subdivisions, combinations and reclassification of our common stock;

  . the issuance of rights or warrants to all holders of common stock entitling those holders (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the then current market price per share of common stock (as defined in the subordinated indenture); and

  . the distribution to all holders of common stock of evidences of indebtedness, equity securities other than common stock or other assets (excluding cash dividends paid from surplus) or certain subscription rights or warrants (other than those referred to above). Please refer to "Description of Capital Stock--Rights Plan." No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 14.4 of the subordinated indenture)

    Fractional shares of common stock will not be issued upon conversion. Instead, we will pay a cash adjustment based on the then current market price for the common stock (Section 14.3 of the subordinated indenture). Upon conversion, no adjustments will be made for accrued interest and therefore convertible subordinated debt securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible subordinated debt securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. No interest will be payable on any convertible subordinated debt securities called for redemption and converted between a record date and the open of business of the next succeeding interest payment date. (Sections 14.2 and 14.4 of the subordinated indenture)

    If we consolidate or merge with or into any other person (with certain exceptions) or sell or transfer all or substantially all of our assets, the holder of convertible subordinated debt securities will have the right to convert those convertible subordinated debt securities, after the transaction, only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon the consolidation, merger, sale or transfer, if the holder had held the common stock issuable upon conversion of the convertible subordinated debt securities immediately prior to the transaction. (Section 14.5 of the subordinated indenture)

Events of Default

    "Event of default" means, with respect to any series of debt securities, any of the following (Section 6.01):

  . failure to pay interest that continues for a period of 30 days after payment is due;

  . failure to make any principal or premium payment when due;

  . failure to comply with any of our other agreements contained in the indentures or in the debt securities for 90 days after either the trustee notifies us of the failure or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee of the failure; or

  . other events of bankruptcy, insolvency or reorganization as specified in the indentures.

    In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of a default if the trustee in good faith determines that it is in the best interest of the holders of that series to do so, other than a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund payment. (Section 6.5) An event of default for a particular series of debt securities does not necessarily constitute an event of default for other series of debt securities. Additional events of default may be prescribed for the benefit of holders of any series of debt securities and will be described in a prospectus supplement.

    If there is a continuing event of default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest on the affected series or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series. Subject to specified conditions, the requirement to repay with respect to a series of debt securities may be annulled, and past defaults waived by the holders of a majority in principal amount of the debt securities of that series then outstanding, other than a continuing default in payment of principal of or premium, if any, or interest on the debt securities). (Section 5.1)

    The trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 6.1 and 6.2) Subject to limitations specified in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 5.12)

Consolidation, Merger, Sale or Conveyance

    Each indenture provides that we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation, if

  . either we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under the indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us; and

  . immediately after the merger or consolidation, or the sale, conveyance or lease, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing. (Section 9.1)

Modification of the Indentures

    Under the indentures, subject to specified exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of not less than a majority in principal amount of each series of debt securities then outstanding. However, no change to the terms of payment of principal or interest, to the premium, if any, payable upon redemption, to the currency in which any debt security is payable, to the amount to be paid upon acceleration of maturity or reducing the percentage required for changes to the indenture, is effective against any holder without its consent. (Section 10.02)

    The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior indebtedness then outstanding that would be materially adversely affected thereby. (Section 8.6 of the subordinated indenture)

Satisfaction and Discharge of the Indentures

    If provision is made pursuant to the applicable indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of offered debt securities:

  . will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

  . may omit to comply with the provisions of the senior indenture described above under the captions "Limitations on Liens," and "Limitations on Sale and Lease-Back Transactions,"

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

if we deposit with the trustee, in trust, money or government obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due. To exercise either of the options, we must deliver to the applicable trustee an opinion of counsel to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, satisfaction and discharge, or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 10.2(a) and (b))

    If we choose to exercise our option not to comply with the provisions of the senior indenture described above under the captions "Limitations on Liens," and "Limitations on Sale and Lease-Back Transactions," or any other covenants in the applicable indenture with respect to any series of debt securities and that series is declared due and payable because of the occurrence of an event of default other than a default under these provisions of the indentures, then the amount of money and government obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration, but may not be sufficient to pay amounts due at the time of the acceleration resulting from the event of default. However, we would remain liable for those payments. Moreover, even if we do successfully exercise the option described in the second bullet point above, our obligations under the senior indenture and the senior debt securities of that series will continue, other than the covenants referred to in the second bullet point and the events of default not related to those covenants. (Section 10.1)

Applicable Law

    The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.8)

Concerning the Trustee

    The Bank of New York is the trustee under the senior indenture. The trustee may provide various commercial banking services to us from time to time. The trustee under the subordinated indenture will be described in the prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

    We may issue shares of our common stock and the associated preferred stock purchase rights separately or together with or upon conversion of or exchange for other securities, all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents:

  . our restated certificate of incorporation, which we refer to as our charter;

  . our by-laws; and

  . our Shareholder Rights Agreement, dated as of May 22, 1998, as may subsequently be amended, between our company and Harris Trust and Savings Bank, as rights agent, pursuant to which the rights are issued, which we refer to as our rights agreement.

A copy of each of our charter, by-laws and rights agreement are incorporated by reference as exhibits. Please refer to "Where You Can Find More Information."

Authorized and Outstanding Stock

    The total amount of the authorized capital stock of Dean Foods consists of 150,000,000 shares, $1.00 par value per share, of common stock and 10,000,000 shares of series preferred stock, par value $1.00 per share. As of May 28, 2000, 35,512,421 shares of common stock and no shares of preferred stock were issued and outstanding. Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our charter. The issued and outstanding shares of common stock are, and any shares of common stock to be issued on conversion of any series of subordinated debt securities will be, fully paid and non-assessable. The holders of outstanding shares of the common stock are entitled to receive dividends, subject to the prior rights of any outstanding series preferred stock, out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. The holders of common stock have no preemptive or subscription rights to purchase any of our securities.

    Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The board of directors is expressly authorized to adopt, amend or repeal our by-laws in any manner not inconsistent with the laws of the State of Delaware or our charter. The board of directors authority with respect to the by-laws is subject to the power of the stockholders to adopt, amend or repeal the by-laws. Stockholder action to adopt, amend or repeal the by-laws requires the action of holders of at least 80% of the shares of common stock entitled to vote generally in the election of directors, which we refer to as "voting stock." We may in our by-laws confer powers and authorities upon our board of directors in addition to those conferred upon it by statute.

    Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, our remaining net assets will be distributed pro rata to the holders of the common stock.

Certain Provisions of the Restated Certificate of Incorporation and By-laws

    The following summary of certain provisions of our charter and by-laws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and by-laws, which we have filed as exhibits to the registration statement and which we have incorporated by reference.

    Our charter provides that we are required to indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our charter also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of Dean Foods shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

    Our charter and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Dean Foods unless the takeover or change in control is approved by our board of directors. These provisions may also render the removal of our current board of directors and management more difficult.

    Pursuant to our charter, our board of directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause as provided under the Delaware General Corporation Law and only by the affirmative vote of the holders of a majority of the shares of common stock voting at a duly convened meeting. Vacancies on our board of directors may be filled by the remaining directors.

    Our charter also provides that in the case of specified mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving holders of stock representing 5% or more of the voting power (a "related entity") of the then outstanding voting stock, the transactions must be approved by at least 80% of the combined voting power of the then outstanding voting stock, unless

  . the transaction would not otherwise require a vote of stockholders,

  . our board of directors shall have approved, by resolution, a memorandum of understanding substantially consistent with the transaction prior to the time any party to the transaction became a related entity or an affiliate of a related entity, or

  . each party to the transaction other than us is a corporation of which the majority of the outstanding voting shares of common stock are owned by us.

    Our charter provides that the affirmative vote of the holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal these provisions.

    The requirement of a supermajority vote to approve specified corporate transactions and specified amendments to our charter could enable a minority of our stockholders to exercise veto powers over those transactions and amendments.

    Special meetings of stockholders may be called only by the chairman of our board of directors or our president, and must be called by our secretary at the request in writing of either a majority of the board of directors or the holders of at least 80% of the outstanding voting stock. Our charter provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent unless such consent is signed by the holders of at least 80% of the outstanding voting stock.

Certain Anti-Takeover Provisions of Delaware Law

    We are a Delaware corporation and are therefore subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us (or our majority-owned subsidiaries) for three years following the time that person became an interested stockholder unless:

  . before the person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  . at or following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

    Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving us and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed these directors by a majority of those directors.

Rights Plan

    On May 22, 1998, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend was payable on August 10, 1998 to the stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Junior Participating Preferred Stock, Series A, par value $1.00 per share, at a price of $200.00 per one one-thousandth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement dated as of May 22, 1998, between us and Harris Trust and Savings Bank, as Rights Agent.

    Initially, the rights attached to the outstanding shares of common stock without a separate distribution of rights certificates. The rights will detach from the outstanding shares of common stock and separate rights certificates will be issued when there is a distribution date. A "distribution date" will occur on

  . the tenth day after the date it is publicly announced that an acquiring person, together with persons affiliated or associated with the acquiring person, other than those that are exempt persons, has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (which we refer to as a "triggering event"), or

  . if earlier, the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer (other than a "permitted offer" as described below) by a person other than an exempt person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding common stock.

    An "acquiring person" is a person or group that beneficially owns or has obtained the right to beneficially own, 15% or more of our outstanding common stock.

    Until the distribution date or the earlier redemption, exchange or expiration of the rights, the rights will only be transferred with the common stock, and the surrender for transfer of any certificate for common stock will also constitute the transfer of the rights associated with such common stock. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights.

    The rights will first become exercisable after the distribution date unless sooner redeemed or exchanged. Until a right is exercised, the holder of a right will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. The rights will expire at the close of business on August 10, 2008, unless earlier redeemed or exchanged by us as described below.

    In the event that a person becomes an acquiring person, each right other than rights that are or were beneficially owned by the acquiring person and related persons and transferees, which will thereafter be void, shall thereafter be exercisable not for preferred shares, but for a number of shares of common stock or, in certain cases, common equivalent shares, having a market value of two times the exercise price of the right. In the event that, at or after the time a person becomes an acquiring person, we are involved in a merger or other business combination in which

  . we are not the surviving corporation,

  . common stock is changed or exchanged, or

  . 50% of more of our consolidated assets or earning power are sold,

then each right, other than rights that are or were owned by the acquiring person and certain related persons or transferees, which will thereafter be void, shall thereafter be exercisable for the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the exercise price of the right.

    In addition, at any time after a person becomes an acquiring person and before a person has acquired beneficial ownership of 50% or more of the outstanding common shares, we may elect to exchange all or part of the rights for common shares or, in certain cases, common equivalent shares, on a one-for-one basis, excluding void rights held by an acquiring person and certain related persons and transferees. We also have the ability, following any person becoming an acquiring person, to permit a cashless exercise of the rights by reducing both the purchase price and the number of common shares or common equivalent shares deliverable upon exercise of the rights.

    The purchase price payable, and the number and kind of securities, cash or other property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend or distribution on, or a subdivision or combination of, the common shares,

  . upon the grant to holders of the common shares of rights, options or warrants to subscribe for common shares or securities convertible into common shares at less than the current market price,

  . upon the distribution to holders of the common shares of securities, cash, evidence of indebtedness or assets, other than regular periodic cash dividends out of earnings or retained earnings, and

  . in connection with recapitalizations of Dean Foods or reclassifications of the common shares.

    No fractional preferred shares will be issued, other than fractions which are integral multiples of one one-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts. Instead, an adjustment in cash will be made based on the market price of the preferred shares on the last trading date prior to the date of exercise.

    At any time prior to the earlier of (1) the occurrence of a triggering event and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption price will be payable in cash, shares, including fractional shares, of common stock or any other form of consideration deemed appropriate by the board of directors. Immediately upon action of the board of directors ordering redemption of the rights, the ability of holders to exercise the rights will terminate and the holders will only have the right to receive the redemption price.

    At any time prior to the occurrence of a triggering event, our board of directors may amend or supplement the rights agreement or the terms of the rights without the approval of the rights agent or any holder of the rights. After the occurrence of a triggering event, our board of directors may not change the rights agreement or the terms of the rights in any manner which would adversely affect the interests of the holders of the rights, other than an acquiring person or an affiliate or associate of that acquiring person.

    The preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $20 per share and 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment equal to the greater of $100 per share and 1,000 times the payment made per common share. Each preferred share will have 1,000 votes per share, voting together with the common shares. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per common share.

    The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger or other business combination approved by the board of directors prior to the occurrence of a triggering event, because until that time the rights may generally be redeemed by us at a price of $.01 per right.

    Until a right is exercised, the holder will have no rights as a stockholder of Dean Foods, including, without limitation, the right to vote or to receive dividends.

    A copy of the rights agreement has been filed with the SEC as an exhibit to the Registration Statement on Form 8-A dated August 4, 1998. A copy of the rights agreement is available free of charge from us. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement and is incorporated by reference.

                         DESCRIPTION OF PREFERRED STOCK

    Our board of directors has authorized the issuance in series of shares of preferred stock and has authorized a committee of the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of offered preferred stock, when issued and sold, will be fully paid and nonassessable.

    Terms. We describe below some general terms and provisions of the offered preferred stock. The number of shares and all of the relative rights, preferences and limitations of a series of offered preferred stock established by the board of directors or a duly authorized committee of the board will be described in the applicable prospectus supplement. The terms of particular series of offered preferred stock may differ, among other things, in:

  . designation;

  . number of shares that constitute the series;

  . dividend rate, or the method of calculating the dividend rate;

  . dividend periods, or the method of calculating the dividend periods;

  . redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

  . voting rights;

  . preferences and rights upon liquidation or winding up;

  . whether or not and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of Dean Foods or any other corporation or any other property;

  . whether depositary shares representing the offered preferred stock will be offered and, if so, the fraction or multiple of a preferred share that each depositary share will represent; and

  . the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

    We have summarized below the material provisions of a certificate of designation authorizing the issuance of any series of offered preferred stock. This summary is not complete. A copy of the applicable certificate of designation will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus is a part. For further information about the terms of the offered preferred stock, you should read the form of certificate of designation. The board of directors or a duly authorized committee of the board of directors will adopt the resolutions to be included in the certificate of designation prior to the issuance of a series of offered preferred stock, and the certificate of designation will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable.

    Rank. Each series of offered preferred stock will rank, with respect to voting powers, preferences or relative, participating, optional and other special rights, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise:

  . junior to any series of capital stock of Dean Foods expressly stated to be senior to that series of offered preferred stock;

  . senior to the common stock of Dean Foods and any class of capital stock of Dean Foods expressly stated to be junior to that series of offered preferred stock; and

  . on a parity with each other series of outstanding preferred stock and all other classes of capital stock of Dean Foods.

    Dividends. If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of offered preferred stock, when and as declared by the board of directors or the committee out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends not more than 60 nor less than 10 days preceding the dividend payment date. We will pay dividends on the offered preferred stock to the holders of record on that record date. Unless otherwise specified, dividends will be cumulative from the date of original issue of the series. A series of offered preferred stock will be junior as to payment of dividends to any series of preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to that series. If at any time we have failed to pay accrued dividends on any of those senior shares when payable, we may not pay any dividend on a junior series of offered preferred stock or redeem or otherwise repurchase any shares of a junior series until we have paid or set aside for payment the full amount of the accumulated but unpaid dividends on the senior shares.

    We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the offered preferred stock unless we declare, pay or set aside for payment, dividends on all the outstanding shares of offered preferred stock for all dividend payment periods ending on or before the dividend payment date for any parity stock. We must declare, pay or set aside for payment any amounts on the offered preferred stock ratably in proportion to the respective amounts of dividends (1) accumulated and unpaid or payable on that parity stock, on the one hand, and
(2) accumulated and unpaid or payable through the dividend payment period or periods of the offered preferred stock next preceding the dividend payment date, on the other hand.

    Except as described above, unless we have paid the full cumulative dividends on the outstanding shares of offered preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Dean Foods ranking junior or on parity with the offered preferred stock as to dividend payments:

  . declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

  . make other distributions;

  . redeem, purchase or otherwise acquire our common stock or any junior preferred stock for any consideration; or

  . make any payment to or available for a sinking fund for the redemption of our common stock or any junior preferred stock.

    The provisions of the immediately preceding paragraph will not apply to any monies we deposit in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund. We may apply monies so deposited to the purchase or redemption of the preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of application we have paid or declared and set aside for payment full cumulative dividends upon shares of the offered preferred stock outstanding on the last dividend payment date for any series of offered preferred stock. The provisions of the immediately preceding paragraph also do not restrict the ability of a holder of any junior or parity preferred stock or common stock to convert those securities into or exchange those securities for Dean Foods capital stock ranking junior to the offered preferred stock as to dividend payments.

    We will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year of twelve 30-day months, unless otherwise indicated in the prospectus supplement. Accrued but unpaid dividends will not bear interest.

    Redemption. The prospectus supplement will indicate whether, and on what terms, shares of any series of offered preferred stock will be subject to mandatory redemption or sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, we may redeem shares of the offered preferred stock, including the date on or after which redemption may occur. We will effect any optional redemption upon not less than 30 days' notice at a redemption price of not less than the stated value per share of the applicable series of offered preferred stock plus accrued and accumulated but unpaid dividends up to but excluding the date fixed for redemption. If we have not paid full cumulative dividends on all outstanding shares of offered preferred stock we may not partially redeem any shares of offered preferred stock and we may not purchase or acquire any shares of offered preferred stock, other than by a purchase or exchange offer made on the same terms to all holders of the offered preferred stock. If fewer than all the outstanding shares of a series of offered preferred stock are to be redeemed, we will select those to be redeemed by lot or by a substantially equivalent method.

    Liquidation Rights. In the event of any liquidation, dissolution or winding up of Dean Foods, the holders of shares of offered preferred stock will be entitled to receive, out of the assets of Dean Foods available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of offered preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution, before any distribution is made to holders of

  . any other shares of preferred stock ranking junior to the offered preferred stock as to rights upon liquidation, dissolution or winding up or

  . our common stock.

    However, holders of the shares of offered preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any other shares of Dean Foods' capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Neither a consolidation or merger of Dean Foods with or into another corporation nor a merger of another corporation with or into Dean Foods nor a sale or transfer of all or part of Dean Foods' assets for cash or securities will be considered a liquidation, dissolution or winding up of Dean Foods.

    If upon any liquidation, dissolution or winding up of Dean Foods, we have not paid the amounts payable with respect to the offered preferred stock and any other preferred stock ranking on parity with the offered preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the offered preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the offered preferred stock will not be entitled to any further participation in any distribution of assets by Dean Foods.

    Voting Rights. Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the offered preferred stock will not have any voting rights except as described below or as otherwise required by law. Whenever dividends on any shares of offered preferred stock or any other class or series of stock ranking on a parity with the offered preferred stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of offered preferred stock, voting separately as a class with all other series of preferred stock having similar voting rights that are exercisable, will be entitled to vote for the election of two of the authorized number of directors of Dean Foods at the next annual meeting of stockholders and at each subsequent meeting until we have paid or set apart for payment all dividends accumulated on the offered preferred stock. The term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors. Each holder of shares of the offered preferred stock will have one vote for each share of offered preferred stock held.

    So long as any shares of the offered preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of each series of offered preferred stock outstanding at the time

  . issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding offered stock as to dividends or upon liquidation, or

  . amend, alter or repeal the provisions of our charter or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding offered preferred stock or their holders.

Holders of the offered preferred stock will vote separately as a class with all other series of preferred stock having similar voting rights. For purposes of the preceding sentence, any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the offered preferred stock as to dividends and upon liquidation will not be considered to materially and adversely affect those powers, preferences or special rights.

    Agents and Registrar for Offered Preferred Stock. The transfer agent, dividend disbursing agent and registrar for each series of offered preferred stock will be set forth in the applicable prospectus supplement.

Depositary Shares

    We may, at our option, elect to offer fractional shares or some multiple of shares of offered preferred stock, rather than individual shares of offered preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of offered preferred stock.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue warrants for the purchase of debt securities together with other securities or separately. We will issue debt warrants under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with any series of debt warrants and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of the debt warrants. A copy of any debt warrant agreement, including the form of warrant certificates representing the debt warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the debt warrant agreements and the debt warrant certificates, it does not contain all of the information that you may find useful. For further information about the debt warrant agreements and the debt warrant certificates, you should read the debt warrant agreements and the debt warrant certificates.

General

    You should look in the accompanying prospectus supplement for the following terms of any offered debt warrants:

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  . the specific designation and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each related debt security;

  . the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise of each debt warrant;

  . the date on which the right to exercise the debt warrants commences and the date on which the right expires;

  . if the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, a discussion of the applicable federal income tax considerations; and

  . whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise of the debt warrant, including the right to receive any payments on the debt securities.

Exercise of Debt Warrants

    Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price as shall in each case be set forth in, or to be determinable as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

    Debt warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased debt securities to the holder. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of the debt warrants.

                         DESCRIPTION OF STOCK WARRANTS

    We may issue, together with other securities or separately, stock warrants for the purchase of our common stock. We will issue stock warrants under stock warrant agreements to be entered into between us and a bank or trust company, as stock warrant agent, all as set forth in the applicable prospectus supplement. The stock warrant agent will act solely as our agent in connection with any series of stock warrants and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of stock warrants. A copy of any stock warrant agreements, including the form of warrant certificate representing the stock warrants, will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the registration statement of which this prospectus is a part. Because the following is only a summary of the stock warrant agreements and stock warrant certificates it does not contain all of the information that you may find useful. For further information about the stock warrant agreements and the stock warrant certificates, you should read the stock warrant agreements and the stock warrant certificates.

General

    If we offer warrants for the purchase of common stock, the applicable prospectus supplement will describe their terms, which may include the following:

  . the offering price of the stock warrants, if any;

  . the procedures and conditions relating to the exercise of the stock warrants;

  . the number of shares of common stock purchasable upon exercise of each stock warrant and the initial price at which the common shares may be purchased upon exercise;

  . the date on which the right to exercise the stock warrants shall commence and the date on which the right shall expire;

  . a discussion of Federal income tax considerations applicable to the exercise of stock warrants;

  . call provisions of the stock warrants, if any; and

  . any other terms of the stock warrants.

    The shares of common stock issuable upon the exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

    Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of the common stock, including any dividend payments on the common stock.

Exercise of Stock Warrants

    Each stock warrant will entitle the holder to purchase for cash the number of shares of common stock at the exercise price as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised stock warrants will become void.

    Stock warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the stock warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of common stock to the holder. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Anti-Dilution Provisions

    Unless otherwise specified in the applicable prospectus supplement, the exercise price payable and the number of common shares purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

  . the issuance of a stock dividend to holders of common stock or a combination, subdivision or reclassification of common stock;

  . the issuance of rights, warrants or options to all holders of common stock entitling the holders thereof to purchase common stock for an aggregate consideration per share less than the current market price per share of the common stock; or

  . any distribution by us to the holders of our common stock of evidences of our indebtedness or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in the first bullet point above).

No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

                              PLAN OF DISTRIBUTION

    We may sell the securities in any of four ways:

  . directly to purchasers;

  . through agents;

  . through dealers; or

  . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

    With respect to each series of securities, the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from that sale, any underwriting discounts, selling commissions and other items constituting underwriters', dealers', or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, and any securities exchanges on which the securities of that series may be listed, will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement. Underwriters named in the prospectus supplement are deemed to be underwriters only in connection with the securities offered by that prospectus supplement.

    If we sell securities through underwriters, the underwriters will acquire the securities for their own account. The securities may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We may also sell the securities directly or through agents (which may also act as principals) which we may designate from time to time. Any agent involved in the offer or sale of the securities with regard to which this prospectus is delivered will be named, and any commissions we may pay to that agent will be set forth in, or may be calculated from the information set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. In the case of sales we may directly make, no commission will be payable.

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Those contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of those contracts.

    Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make with respect to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

    In the event that the securities of any series are not listed on a national securities exchange, certain broker-dealers may make a market in the securities of that series, but will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities. The prospectus supplement with respect to the securities of any series will state, if known, whether or not any broker-dealer intends to make a market in those securities. If no such determination has been made, the prospectus supplement will so state.

                                 LEGAL MATTERS

    The validity of the issuance of the securities offered hereby will be passed upon for us by Kirkland & Ellis, Chicago, Illinois, special counsel to us. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters, if any, by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Dean Foods Company for the year ended May 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Special Note on Forward-Looking Statements................................  S-2
Dean Foods Company........................................................  S-2
Recent Developments.......................................................  S-3
Use of Proceeds...........................................................  S-4
Selected Historical Consolidated Financial Data...........................  S-5
Capitalization............................................................  S-6
Description of Notes......................................................  S-7
Underwriting.............................................................. S-11
Legal Matters............................................................. S-12

                                   Prospectus

Table of Contents.........................................................    2
About This Prospectus.....................................................    2
Where You Can Find More Information.......................................    3
Special Note on Forward-Looking Statements................................    4
Dean Foods Company........................................................    4
Use of Proceeds...........................................................    4
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and
 Preferred Stock Dividends................................................    5
Description of Debt Securities............................................    6
Description of Common Stock...............................................   15
Description of Preferred Stock............................................   20
Description of Debt Warrants..............................................   24
Description of Stock Warrants.............................................   25
Plan of Distribution......................................................   26
Legal Matters.............................................................   27
Experts...................................................................   27

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                                  $250,000,000

                               Dean Foods Company

                             % Senior Notes due 2007

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              Goldman, Sachs & Co.

Banc of America Securities LLC

                         Banc One Capital Markets, Inc.

                             Chase Securities Inc.

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